Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS SECOND QUARTER FINANCIAL RESULTS, AND DECLARES SPECIAL ONE-TIME CASH DIVIDEND, REGULAR QUARTERLY CASH DIVIDEND AND $10 MILLION SHARE REPURCHASE PROGRAM

LEHI, Utah, August 8, 2013 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company engaged in the manufacture and direct selling of nutritional and personal care products, today reported its consolidated financial results for the second quarter, and declared a special one-time cash dividend of $1.50 per share, a regular quarterly cash dividend of $0.10 per share and a $10 million share repurchase program.

“While sales growth was modestly positive for the quarter, significant progress was made in several key areas,” commented Gregory L. Probert, Chairman and Chief Executive Officer.  “Sales increased year-over-year for the third consecutive quarter in NSP Russia, Central and Eastern Europe and also grew for the second consecutive quarter in the United States.  We are particularly pleased that NSP Mexico sales improved year-over year for the first time since 2011.  Our substantial investments in sales and marketing personnel, training, new products and sales and incentive programs will negatively impact near-term operating income margin but should generate growth and drive profitability in all of our markets over time.  We will continue to evaluate the growth and profitability potential of each of our markets, and allocate our resources and prioritize our investment in order to increase the Company’s overall operating income margin.”

He continued, “The special one-time cash dividend, in addition to the regular quarterly dividend, and the share repurchase program are due to our strong cash flow, our commitment to return excess capital to shareholders, and our confidence in the Company’s long-term growth prospects.”

For the Second Quarter of 2013:

•                  Net sales were $93.7 million, compared with $93.0 million in the same quarter a year ago, an increase of 0.7 percent, and net sales increased 1.4 percent in local currencies.

•                  As of June 30, 2013 and 2012, total active Managers worldwide were 17,100 on each date, while total active Distributors and customers worldwide were 331,000 and 337,600, respectively.

•                  Operating income was $7.8 million, compared with $10.3 million in the same quarter a year ago, a decrease of 24.2 percent. The $2.5 million decrease in operating income was primarily due to a $2.2 million increase in selling, general and administrative expenses attributable to investment in growth initiatives.

•                  Adjusted EBITDA, defined here as net income before taxes, depreciation and amortization, and other income, and adjusted to exclude share-based compensation expense was $9.7 million, compared with $11.9 million in the same quarter a year ago, a decrease of 18.8 percent.

•                  Net income was $6.1 million, compared with $7.3 million in the same quarter a year ago, a decrease of 16.9 percent.

•                  Basic and diluted net income per share was $0.38, compared to $0.47 and $0.46, respectively, for the same quarter a year ago.

•                  Cash and cash equivalents of $87.3 million were a record high, up from $79.2 million at December 31, 2012.

•                  As of June 30, 2013, shareholders’ equity was $122.8 million, compared to $115.6 million as of December 31, 2012, an increase of 6.2 percent.  Including dividends paid in the first six months of the year, the increase in shareholder equity was 7.4 percent.

NSP Americas, Asia Pacific and Europe Results for the Second Quarter:

•                  Net sales were $53.4 million, compared with $53.5 million in the same quarter a year ago, a decrease of 0.2 percent. In local currencies, net sales increased by 0.7 percent compared to the same quarter a year ago, reflecting higher net sales in the United States, Mexico and Venezuela partially offset by lower net sales in Japan. In the United States, net sales increased year-over-year for the second consecutive quarter. In Mexico, net sales increased year-over-year for the first time since 2011. We are driving growth through investments in sales and marketing personnel, training, new products, and sales and incentive programs.

•                  Active Managers within NSP Americas, Asia Pacific and Europe totaled approximately 9,000 and 9,200 at June 30, 2013 and 2012, respectively. Active Distributors and customers within NSP Americas, Asia Pacific and Europe totaled approximately 155,400 and 164,900 at June 30, 2013 and 2012, respectively. The number of total Distributors and customers decreased due to lower recruiting in several key markets, which we are addressing through the investments described above.

•                  Contribution margin, defined as net sales less cost of sales and volume incentive expense, was $22.3 million, compared with $21.9 million in the same quarter a year ago, an increase of 2.1 percent primarily as a result of sales mix.

NSP Russia, Central and Eastern Europe Results for the Second Quarter:

•                  Net sales were $15.0 million, compared with $13.2 million in the same quarter a year ago, an increase of 13.4 percent. Net sales increased year-over-year for the third consecutive quarter as a result of improved recruiting, Distributor leadership engagement, Distributor recognition, promotion and training, and the enhanced focus afforded by the corporate organizational realignment during 2012.

•                  Active Managers within NSP Russia, Central and Eastern Europe totaled approximately 5,000 and 4,700 at June 30, 2013 and 2012, respectively. Active Distributors and customers within NSP Russia, Central and Eastern Europe totaled approximately 120,900 and 117,800 at June 30, 2013 and 2012, respectively.

•                  Contribution margin was $5.5 million, compared with $5.0 million in the same quarter a year ago, an increase of 10.0 percent primarily as a result of higher net sales.

Synergy WorldWide Results for the Second Quarter:

•                  Net sales were $25.3 million, compared with $26.2 million in the same quarter a year ago, a decrease of 3.7 percent. In local currencies, net sales decreased by 3.2 percent compared to the same quarter a year ago driven by lower net sales in Japan, North America and South Korea partially offset by higher net sales in Europe. The decrease in local currency net sales is primarily a result of decreased recruiting activity and a change in product focus. In addition, key Distributor leaders had diluted their focus on the South Korean market as they expanded their businesses in our other Asian markets. Programs have been implemented with the aim of restoring recruiting activity.

•                  Active Managers within Synergy WorldWide totaled approximately 3,100 and 3,200 at June 30, 2013 and 2012, respectively. Active Distributors and customers within Synergy WorldWide totaled approximately 54,700 and 54,900 at June 30, 2013 and 2012, respectively.

•                  Contribution margin was $8.7 million, compared to $10.0 million in the same quarter a year ago, a decrease of 12.8 percent primarily as a result of lower net sales.

Selling, General and Administrative Expenses for the Second Quarter:

•                  Selling, general and administrative expenses were $28.7 million, compared with $26.5 million in the same quarter a year ago, an increase of 8.2 percent which was primarily related to the Company’s incremental investment in sales, marketing, science and product development personnel and programs to stimulate sales growth and drive profitability.

Effective Income Tax Rate

The effective income tax rate was 34.9 percent compared with 30.5 percent in the same quarter a year ago.  The current quarter’s effective tax rate was below the U.S. federal statutory tax rate of 35.0 percent, which was primarily attributed to an increase in tax liabilities associated with uncertain tax positions, offset by net favorable foreign items. The effective income tax rate of 30.5 percent for the same quarter a year ago was attributed to a valuation allowance release related to the utilization of foreign tax credits in addition to net favorable foreign items.

Non-GAAP Financial Measures

The Company has included information which has not been prepared in accordance with generally accepted accounting principles (GAAP), such as information concerning adjusted EBITDA, non-GAAP operating income and non-GAAP net income because management utilizes this information in the evaluation of its operations and believes that these measures are a useful indicator of the Company’s ability to fund its business. These non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income as an indicator of the Company’s operating performance.  Moreover, these non-GAAP financial measures, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies. The Company has included a reconciliation of these non-GAAP measures to reported earnings under GAAP in the attached financial tables.

Declaration of Special One-Time Cash Dividend and Regular Quarterly Cash Dividend and $10 Million Share Repurchase Program:

The Company’s Board of Directors declared a special one-time cash dividend of $1.50 per share in addition to its recurring quarterly cash dividend of $0.10 per share payable on August 29, 2013 to shareholders of record as of the close of business on August 19, 2013. The amount of the cash dividends is expected to be approximately $25.6 million. In addition, the Board of Directors authorized a $10 million share repurchase program to be implemented over two years. Such purchases may be made in the open market, through block trades, in privately negotiated transactions or otherwise. The timing and amount of any share repurchased will be determined based on the Company’s evaluation of market conditions and other factors and the program may be discontinued or suspended at any time.

The special one-time cash dividend and share repurchase program is due to the Company’s strong cash flow and its record high quarter-end cash balance of $87.3 million, and the Board’s commitment to return capital to shareholders and its confidence in the long-term growth prospects of the Company’s business.

The Company will fund the one-time special dividend and share repurchase program through available cash on hand, future cash flows from operations and borrowings under its revolving credit facility. The Company retains ample capital capacity to continue making long-term investments in its sales, marketing, science and product development initiatives and overall operations, as well as to pursue strategic opportunities as they may arise.

Conference Call

Nature’s Sunshine Products will host a conference call to discuss its second quarter 2013 results on Friday, August 9, 2013 at 11:00 AM Eastern Time.  The toll-free dial-in number for callers in the U.S. and Canada is 1-877-407-0789, conference ID: 418625.  International callers can dial 1-201-689-8562, conference ID: 418625.  A replay will be available from August 8, 2013 at 2:00 PM Eastern Time through August 22, 2013 at 11:59 PM Eastern Time at 1-877-870-5176 or 1-858-384-5517, replay PIN: 418625.  The call will also be webcast live and will be available on the Investing section of Nature’s Sunshine website at www.naturessunshine.com for 90 days.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 340,000 active independent Managers, Distributors and customers in more than 40 countries.  Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has three reportable business segments that are divided based on the characteristics of their Distributor base, similarities in compensation plans, as well as the internal organization of NSP’s officers and their responsibilities (NSP Americas, Asia Pacific and Europe; NSP Russia, Central and Eastern Europe; and Synergy WorldWide). The Company also supports health and wellness for children around the world through its partnership with the Little Heroes Foundation.  Additional information about the Company can be obtained at its website, www.natr.com.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains certain forward-looking statements, including statements regarding Distributors and Managers and payment of dividends. Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-looking statement.  Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: further  reviews  of the Company’s financial statements by the Company and its Audit Committee; modification of the Company’s accounting practices; foreign business risks; industry cyclicality; fluctuations in customer demand and order pattern; changes in pricing and general economic conditions; as well as other risks detailed in the Company’s previous filings with the SEC.

Contact:

Steve M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Lehi, Utah 84043

(801) 341-7303

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$87,295	$79,241
Accounts receivable, net of allowance for doubtful accounts of $671 and $631, respectively	9,104	9,614
Investments available for sale	2,018	2,071
Inventories	41,674	43,280
Deferred income tax assets	5,233	5,307
Prepaid expenses and other	6,378	5,820
Total current assets	151,702	145,333

Property, plant and equipment, net	28,155	27,950
Investment securities	1,151	1,276
Intangible assets, net	928	1,002
Deferred income tax assets	11,385	11,516
Other assets	6,372	6,842
	$199,693	$193,919

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,044	$6,226
Accrued volume incentives	19,541	18,130
Accrued liabilities	27,702	27,302
Deferred revenue	3,410	4,311
Current installments of long-term debt	3,371	3,350
Income taxes payable	2,349	2,071
Total current liabilities	61,417	61,390

Liability related to unrecognized tax benefits	10,797	10,571
Long-term debt	858	2,270
Deferred compensation payable	1,151	1,276
Other liabilities	2,698	2,776
Total long-term liabilities	15,504	16,893

Shareholders’ equity:
Common stock, no par value; 50,000 shares authorized, 15,962 and 15,810 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	80,578	77,292
Retained earnings	56,656	48,910
Accumulated other comprehensive loss	(14,462)	(10,566)
Total shareholders’ equity	122,772	115,636
	$199,693	$193,919

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share information)

	Three Months Ended June 30,
	2013	2012

Net sales revenue	$93,675	$92,991
Cost of sales	(22,630)	(22,610)
Gross profit	71,045	70,381

Operating expenses:
Volume incentives	34,525	33,540
Selling, general and administrative	28,709	26,530
Operating income	7,811	10,311
Other income, net	1,482	165
Income before provision for income taxes	9,293	10,476
Provision for income taxes	3,241	3,190
Net income	$6,052	$7,286

Basic and diluted net income per common share

Basic:
Net income	$0.38	$0.47

Diluted:
Net income	$0.38	$0.46

Weighted average basic common shares outstanding	15,896	15,605

Weighted average diluted common shares outstanding	16,112	15,864

Dividends declared per common share	$0.10	$0.05

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share information)

	Six Months Ended June 30,
	2013	2012

Net sales revenue	$190,154	$185,859
Cost of sales	(47,075)	(46,339)
Gross profit	143,079	139,520

Operating expenses:
Volume incentives	69,500	67,121
Selling, general and administrative	58,826	52,914
Operating income	14,753	19,485
Other income, net	1,812	55
Income before provision for income taxes	16,565	19,540
Provision for income taxes	5,649	5,026
Net income	$10,916	$14,514

Basic and diluted net income per common share

Basic:
Net income	$0.69	$0.93

Diluted:
Net income	$0.68	$0.91

Weighted average basic common shares outstanding	15,860	15,591

Weighted average diluted common shares outstanding	16,079	15,953

Dividends declared per common share	$0.20	$0.05

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Six Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,916	$14,514
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	19	19
Depreciation and amortization	2,181	2,015
Share-based compensation expense	1,930	1,321
Loss on sale of property and equipment	25	18
Deferred income taxes	183	(7)
Amortization of bond discount	1	3
Purchase of trading investment securities	(36)	(37)
Proceeds from sale of trading investment securities	193	180
Realized and unrealized gains on investments	(33)	(38)
Foreign exchange (gains) losses	(1,583)	505
Changes in assets and liabilities:
Accounts receivable	229	(713)
Inventories	1,163	(1,158)
Prepaid expenses and other current assets	(642)	(733)
Other assets	103	60
Accounts payable	(1,296)	(581)
Accrued volume incentives	1,643	220
Accrued liabilities	699	(1,196)
Deferred revenue	(901)	406
Income taxes payable	401	(4,846)
Liability related to unrecognized tax benefits	216	(642)
Deferred compensation payable	(125)	(83)
Net cash provided by operating activities	15,286	9,227
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,332)	(2,562)
Proceeds from sale of property, plant and equipment	46	22
Proceeds from sale of investments available for sale	—	3,574
Purchase of investments available for sale	(75)	(178)
Net cash provided by (used in) investing activities	(2,361)	856
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of cash dividends	(1,391)	(1,640)
Principal payments of long-term debt	(3,170)	(780)
Proceeds from the exercise of stock options	1,356	401
Net cash used in financing activities	(3,205)	(2,019)
Effect of exchange rates on cash and cash equivalents	(1,666)	(680)
Net increase in cash and cash equivalents	8,054	7,384
Cash and cash equivalents at the beginning of the period	79,241	58,969
Cash and cash equivalents at end of the period	$87,295	$66,353
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$5,407	$11,132
Cash paid for interest	32	68

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended June 30,
	2013	2012

Net income	$6,052	$7,286
Adjustments:
Depreciation and amortization	1,093	931
Share-based compensation expense	782	685
Other income, net*	(1,482)	(165)
Taxes	3,241	3,190
Adjusted EBITDA	$9,686	$11,927

	Six Months Ended June 30,
	2013	2012

Net income	$10,916	$14,514
Adjustments:
Depreciation and amortization	2,181	2,015
Share-based compensation expense	1,930	1,321
Other income, net*	(1,812)	(55)
Taxes	5,649	5,026
Adjusted EBITDA	$18,864	$22,821

* Other income, net is primarily comprised of foreign exchange gains (losses), interest income, and interest expense.

Distributor Information

Our revenue is highly dependent upon the number and productivity of our Managers, Distributors and customers.  Growth in sales volume requires an increase in the productivity and/or growth in the total number of Managers, Distributors and customers.

The following table provides information concerning the number of total Managers, Distributors and customers by segment, as of the dates indicated.

Total Managers, Distributors and Customers by Segment as of June 30,

	2013		2012
	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific and Europe	331,500	9,000	372,800	9,200
NSP Russia, Central and Eastern Europe	254,700	5,000	257,600	4,700
Synergy WorldWide	119,900	3,100	116,000	3,200
	706,100	17,100	746,400	17,100

“Total Managers” includes independent Managers under our various compensation plans that have achieved and maintained specified and personal groups sale volumes as of the date indicated. To maintain Manager status, an individual must continue to meet certain product sales volume levels. As such, all Managers are considered to be active Managers.

“Total Distributors and Customers” includes our independent Distributors and customers who have purchased products directly from the Company for resale and/or personal consumption during the previous twelve months ended as of the date indicated. This includes Manager, Distributor and customer accounts that may have become inactive since such respective dates.

The following table provides information concerning the number of active Distributors and customers by segment, as of the dates indicated.

Active Distributors and Customers by Segment as of June 30,

	2013	2012
	Distributors & Customers	Distributors & Customers

NSP Americas, Asia Pacific and Europe	155,400	164,900
NSP Russia, Central and Eastern Europe	120,900	117,800
Synergy WorldWide	54,700	54,900
	331,000	337,600

“Active Distributors and Customers” includes our independent Distributors and customers who have purchased products directly from the Company for resale and/or personal consumption during the previous three months ended as of the date indicated. All of our Managers are active.

The following tables provide information concerning the number of new Managers, Distributors and customers by segment, as of the dates indicated.

New Managers, Distributors and Customers by Segment for the Quarter Ended June 30,

	2013		2012
	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific and Europe	38,300	1,100	43,800	1,100
NSP Russia, Central and Eastern Europe	20,500	400	18,100	400
Synergy WorldWide	19,400	500	19,400	600
	78,200	2,000	81,300	2,100

“New Managers” includes independent Managers under our various compensation plans that first achieved the rank of Manager during the previous three months ended as of the date indicated.

“New Distributors and customers” include our independent Distributors and customers who have made their initial product purchase directly from us for resale and/or personal consumption during the previous three months ended as of the date indicated.

New Managers, Distributors and Customers by Segment for the Twelve Months Ended June 30,

	2013		2012
	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific and Europe	152,300	4,000	178,800	4,500
NSP Russia, Central and Eastern Europe	82,400	1,600	77,000	1,500
Synergy WorldWide	74,300	1,700	73,300	1,800
	309,000	7,300	329,100	7,800

“New Managers” includes independent Managers under our various compensation plans that first achieved the rank of Manager during the previous twelve months ended as of the date indicated.

“New Distributors and Customers” include our independent Distributors and Customers who have made their initial product purchase directly from us for resale and/or personal consumption during the previous twelve months ended as of the date indicated.